Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert Director, Investor and Corporate Communications (386) 681-4281

INTERNATIONAL SPEEDWAY CORPORATION REPORTS FINANCIAL

RESULTS FOR THE THIRD QUARTER OF FISCAL 2011

DAYTONA BEACH, Fla. – October 6, 2011 – International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) today reported results for its fiscal third quarter ended August 31, 2011.

“We are making solid progress in improving the long-term performance of the Company through multiple initiatives,” stated ISC Chief Executive Officer Lesa France Kennedy. “Despite the softness in our attendance-related revenue categories, which reflects the ongoing impact of the sluggish economy, we are seeing positive signs of stabilization in many areas of our business. A significant portion of the decrease in revenues year-to-date is due to schedule changes for certain NASCAR events and as a result of no longer promoting three IZOD IndyCar series events that we promoted in 2010. As expected, by focusing on profitable events along with other cost containment initiatives, we are delivering improved bottom-line results year-to-date.”

Ms. France Kennedy continued, “While the economy will continue to remain our biggest hurdle, we feel confident that our commitments to investing in fan-friendly capital improvements along with prudent strategic developments, such as our Hollywood Casino at Kansas Speedway, are positioning the Company for long-term growth. Improving the customer experience through targeted capital improvement initiatives will lead to increased ticket sales as well as pricing power over the longer term. In the near-term, with the opening of our Hollywood Casino at Kansas Speedway in the first quarter of 2012, we project the casino will be accretive to our earnings before debt service in its first year of operations and expect by 2013 that the casino will provide $0.20 per share before debt service to our net income.”

Third Quarter Comparison

Total revenues for the third quarter were $150.3 million, compared to revenues of $160.2 million in the prior-year period. Operating income was $20.5 million during the period compared to $21.6 million in the third quarter of fiscal 2010. In addition to the macroeconomic challenges, quarter-over-quarter comparability was impacted by:

-more-

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 2

•	The NASCAR Sprint Cup, Nationwide and Camping World Truck Series events held at Chicagoland in the third quarter of fiscal 2010 will be held in the fourth quarter of fiscal 2011.

•

The NASCAR Sprint Cup event held at Kansas, and the NASCAR Nationwide held at Chicagoland, in the third quarter of fiscal 2011 were held in the fourth quarter of fiscal 2010 at Auto Club Speedway of Southern California.

•	The NASCAR Camping World Truck Series event at Kansas, which was held in the second quarter of fiscal 2010, was held in the third quarter of fiscal 2011.

•	The IZOD IndyCar Series events held at Chicagoland and Watkins Glen, in the third quarter of fiscal 2010, were not held in fiscal 2011.

•

During the third quarter of fiscal 2011, the Company expensed approximately $1.0 million, or $0.01 per diluted share, of certain ongoing carrying costs related to its Staten Island property. Similar costs had previously been capitalized.

•

The non-cash impairment of long-lived assets, during the three months ended August 31, 2011, of approximately $0.2 million is attributable to the removal of certain long-lived assets as part of ongoing capital improvements at its motorsports facilities. During the three months ended August 31, 2010, the Company recorded an approximately $0.4 million impairment charge of long-lived assets.

•

During the third quarter of fiscal 2010, the Company recognized approximately $14.1 million, or $0.17 per diluted share, related to an interest rate swap. In fiscal 2011, the remaining deferred interest rate swap balance is included in accumulated other comprehensive loss and is being amortized as interest expense over the 10-year term of private placement senior notes the Company issued in January 2011.

•

During the three months ended August 31, 2010, the Company had favorable tax settlements with certain states, where it de-recognized potential interest and penalties totaling approximately $0.2 million. This de-recognition of interest and penalties were recorded in income tax expense in the consolidated statement of operations.

Net income for the third quarter increased to $9.7 million, or $0.20 per diluted share, compared to net income of $3.6 million, or $0.08 per diluted share, in the prior year. Excluding the operating results from the Company’s equity investment; certain carrying costs related to the Staten Island property; and impairments of certain other long-lived assets, non-GAAP (defined below) net income for the third quarter of 2011 was $11.5 million, or $0.24 per diluted share. Non-GAAP net income for the third quarter of 2010 was $12.3 million, or $0.25 per diluted share.

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 3

Year-to-Date Comparison

For the nine months ended August 31, 2011, total revenues were $437.7 million, compared to $454.4 million in 2010. Operating income for the nine-month period increased to $83.9 million compared to $82.6 million in the prior year period.

Year-over-year comparability was impacted by:

•	The NASCAR Sprint Cup, Nationwide and Camping World Truck Series events held at Chicagoland in the third quarter of fiscal 2010 will be held in the fourth quarter of fiscal 2011.

•

The NASCAR Sprint Cup event held at Kansas, and the NASCAR Nationwide held at Chicagoland, in the third quarter of fiscal 2011 were held in the fourth quarter of fiscal 2010 at Auto Club Speedway of Southern California.

•

The NASCAR Camping World Truck Series event at Kansas, which was held in the second quarter of fiscal 2010, was held in the third quarter of fiscal 2011. In addition, Phoenix held a NASCAR Camping World Truck Series event in the first quarter of fiscal 2011 with the corresponding event held in the fourth quarter in fiscal 2010.

•	The IZOD IndyCar Series events held at Chicagoland and Watkins Glen, in the third quarter of fiscal 2010, and Kansas, in the second quarter of fiscal 2010, were not held in fiscal 2011.

•

During the nine months ended August 31, 2011, the Company expensed approximately $1.4 million, or $0.02 per diluted share, of certain ongoing carrying costs related to its Staten Island property. Similar costs had previously been capitalized.

•

The non-cash impairment of long-lived assets during the nine months ended August 31, 2011, of approximately $3.1 million, or $0.03 per diluted share after tax, is attributable to the removal of certain long-lived assets as part of ongoing capital improvements at its motorsports facilities. During the nine months ended August 31, 2010, the Company recorded an approximately $1.1 million, or $0.01 per diluted share after tax, impairment charge of long-lived assets.

•

During the nine months ended August 31, 2010, the Company recognized approximately $16.6 million, or $0.21 per diluted share, related to an interest rate swap. In fiscal 2011, the remaining deferred interest rate swap balance is included in accumulated other comprehensive loss and is being amortized as interest expense over the 10-year term of private placement senior notes the Company issued in January 2011.

•

During the nine months ended August 31, 2010, the Company had favorable tax settlements with certain states, where it de-recognized potential interest and penalties totaling approximately $6.3 million or $0.13 per diluted share. This de-recognition of interest and penalties were recorded in income tax expense in the consolidated statement of operations.

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 4

Net income for the nine months ended August 31, 2011 increased to $43.0 million, or $0.90 per diluted share, compared to a net income of $39.3 million, or $0.82 per diluted share in 2010. Excluding the operating results from the Company’s equity investment; certain carrying costs related to the Staten Island property; and impairments of certain other long-lived assets, non-GAAP (defined below) net income for the nine months ended August 31, 2011, was $47.4 million, or $0.99 per diluted share. This is compared to non-GAAP net income for the first nine months of 2010 of $44.7 million, or $0.93 per diluted share.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes.

The Company believes such non-GAAP information is useful and meaningful, and is used by investors to assess its core operations, which consist of the ongoing promotion of racing events at its major motorsports entertainment facilities. Such non-GAAP information identifies and separately displays the equity investment earnings and losses and adjusts for items that are not considered to be reflective of the Company’s continuing core operations at its motorsports entertainment facilities. The Company believes that such non-GAAP information improves the comparability of its operating results and provides a better understanding of the performance of its core operations for the periods presented. The Company uses this non-GAAP information to analyze the current performance and trends and make decisions regarding future ongoing operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP. The presentation of this non-GAAP financial information is not intended to be considered independent of or as a substitute for results prepared in accordance with GAAP. The Company uses both GAAP and non-GAAP information in evaluating and operating its business and as such deemed it important to provide such information to investors.

The adjustments for 2010 relate to the pre-opening expenses for the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment, impairments of certain other long-lived assets, interest rate swap expense and de-recognition of interest and penalties related to the previously discussed state tax settlements.

The adjustments for 2011 relate to the pre-opening expenses for the Hollywood Casino at Kansas Speedway — equity in net loss from equity investment, certain carrying costs related to the Staten Island property, and impairments of certain other long-lived assets.

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 5

	(In Thousands, Except Per Share Amounts)
	(Unaudited)
	Three Months Ended		Nine Months Ended
	August 31, 2010	August 31, 2011	August 31, 2010	August 31, 2011
Net income	$3,609	$9,650	$39,311	$42,958
Net loss from discontinued operations	—	—	47	—

Income from continuing operations	3,609	9,650	39,358	42,958

Equity in net loss from equity investments, net of tax	51	1,119	990	1,709

Consolidated income from continuing operations excluding equity in net loss from equity investments	3,660	10,769	40,348	44,667

Adjustments, net of tax:
Carrying costs related to Staten Island	—	607	—	878
Impairment of long-lived assets	242	150	643	1,894
Interest rate swap expense	8,529	—	10,053	—
State tax settlements	(175)	—	(6,338)	—

Non-GAAP net income	$12,256	$11,526	$44,706	$47,439

Per share data:
Diluted earnings per share	$0.08	$0.20	$0.82	$0.90
Net loss from discontinued operations	—	—	0.00	—

Income from continuing operations	0.08	0.20	0.82	0.90

Equity in net loss from equity investments, net of tax	0.00	0.03	0.02	0.04

Consolidated income from continuing operations excluding equity in net loss from equity investments	0.08	0.23	0.84	0.94
Adjustments, net of tax:
Carrying costs related to Staten Island	—	0.01	—	0.02
Impairment of long-lived assets	0.00	0.00	0.01	0.03
Interest rate swap expense	0.17	—	0.21	—
State tax settlements	(0.00)	—	(0.13)	—

Non-GAAP diluted earnings per share	$0.25	$0.24	$0.93	$0.99

From a marketing partnership perspective, the Company has agreements in place for substantially all of its gross marketing partnership revenue target for fiscal 2011. In addition, ISC has sold all of its available 2011 NASCAR Sprint Cup and Nationwide series event entitlements. For 2012, the Company has five of its available 20 Sprint Cup Series event entitlements either open or not announced and six of its 15 NASCAR Nationwide Series event entitlements either open or not announced.

The Company recently announced a multi-year race entitlement partnership with Wonderful Pistachios at Richmond International Raceway. In addition, Daytona International Speedway announced the 2012 Toyota Camry will serve as the official pace car for the 54th Annual Daytona 500, coinciding with a major launch of this new vehicle and marking the first time that a Toyota has paced the Daytona 500. Subsequent to quarter end, the Company announced a multi-year agreement with Good Sam Club for sponsorship of Talladega Superspeedway’s fall NASCAR Sprint Cup Series race.

“Our corporate sales team continues to generate strong levels of interest from corporate prospects,” stated Ms. France Kennedy. “While economic headwinds continue to impact corporate budgets and sales, we are experiencing price stabilization for our inventory of assets. We believe that our presence in key metropolitan statistical areas, year-round event schedule, impressive portfolio of major motorsports events and attractive fan demographics are beneficial as we pursue renewal and expansion of existing marketing partnerships, and establish new corporate relationships.”

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 6

External Growth and Other Initiatives

Hollywood Casino at Kansas Speedway

The initial phase of the Hollywood-themed and branded entertainment destination facility, which will feature a 95,000 square foot casino with 2,000 slot machines and 52 table games, a 1,253 space parking structure as well as a sports-themed bar, dining and entertainment options, is scheduled to open in the first quarter of 2012. Kansas Entertainment, LLC, the Company’s 50/50 joint venture with Penn National Gaming, Inc., expects to fund the initial phase of the development with equity contributions from each partner.

The Company estimates that its share of capitalized development costs for the project, excluding its contribution of land, remains at approximately $155.0 million. Through August 31, 2011, ISC has funded approximately $72.1 million of these capitalized development costs and expects to fund the remaining amount through the opening of the casino in fiscal 2012. ISC also expects to fund certain working capital needs of the project prior to opening. In addition, the Company will continue to incur certain other start up and related costs through opening which will be expensed as equity in net loss from equity investments.

Staten Island

In connection with ISC’s efforts to sell its 676-acre parcel of property located in Staten Island, New York, on March 30, 2011, the New York State Department of Environmental Conservation (“DEC”) published for public comment a series of documents, including an Engineering Work Plan, which will allow the property to be filled. The DEC received comments and subsequently finalized the Engineering Work Plan, as well as a Modified Order on Consent and other related documents. Execution of these documents will allow the property to be filled and remaining environmental remediation to be completed, both of which are necessary precursors for commercial development of the property.

The Company believes this is an important step for the development of the property and its potential to bring jobs and economic development to Staten Island. Currently, the Company does not anticipate filling activities to commence until after it has sold its interest in 380 Development, its wholly owned subsidiary that owns the property.

Capital Spending

ISC competes for the consumers’ discretionary dollar with other entertainment options such as concerts and other major sporting events, not just other motorsport events. To better meet its customer’s expectations, the Company is committed to improving the guest experience through on-going capital improvements at its facilities to better position itself for long-term growth. While ISC focuses on allocating its capital to generate returns in excess of its cost of capital, certain of these capital investments do not provide immediate, directly traceable positive returns on invested capital, but are required to maintain it facilities to be able to host major motorsports events.

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 7

The Company is confident that its focus on driving incremental earnings by improving the customer experience through various capital improvement initiatives will lead to increased ticket sales as well as pricing power in the longer term.

For the nine months ended August 31, 2011, ISC spent approximately $55.1 million on capital expenditures, which includes approximately $46.2 million for projects at its existing facilities. The remaining balance was associated with land purchases and additional capitalized spending for the Staten Island property.

At August 31, 2011, the Company had approximately $65.3 million in capital projects currently approved for its existing facilities. These projects include completion of track repaving at Phoenix International Raceway and Michigan International Speedway; grandstand seating enhancements at Watkins Glen International, Richmond International Raceway, Talladega Superspeedway and Daytona International Speedway; improvements at various facilities for expansion of parking, camping capacity and other uses; and a variety of other improvements and renovations that enable ISC to effectively compete with other sports venues for consumer and corporate spending.

As a result of these currently approved projects and anticipated additional approvals in fiscal 2011, the Company expects its total fiscal 2011 capital expenditures at its existing facilities will be approximately $65.0 million to $75.0 million depending on the timing of certain projects. The Company reviews the capital expenditure program periodically and modifies it as required to meet current business needs.

Share Repurchase Program

During the fiscal 2011 third quarter, the Company purchased 333,100 shares of its Class A stock for approximately $9.0 million, bringing the total number of shares purchased from December 2006 through August 2011 to approximately 6.0 million shares. ISC currently has approximately $8.2 million in remaining capacity on its $250.0 million authorization which it expects to expend ratably through the end of fiscal 2011.

Returning capital, through repurchasing shares and an annual dividend payment, is an important component of ISC’s long-term capital allocation strategy. With remaining capacity on ISC’s Stock Purchase Plan expected to be exhausted by the end of ISC’s fiscal year, the Company will request the special committee of its Board of Directors approve additional capacity on its Stock Purchase Plan during the next open trading window.

Outlook

ISC’s attendance-related revenues continue to be its most significant short-term business risk due to the sluggish economy, particularly job growth and consumer confidence trends. The Company believes its 2011 full-year revenues will be below its previously provided guidance of $635 million. On a positive note, due to ISC’s concerted efforts to take costs out of the business, it is maintaining the low end of its non-GAAP earning guidance of $1.60 per diluted share and operating margin of 22 percent.

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 8

In closing, Ms. France Kennedy added, “ISC’s top priority is to provide superior, innovative and thrilling experiences for our guests and partners. To remain true to this vision and compete for the consumers’ discretionary dollar with other entertainment options, we must invest in capital enhancements that provide fan-friendly amenities consistent with consumer expectations. With careful financial oversight, we are well-positioned to balance the ongoing capital needs of our business as well as our other strategic opportunities, while returning capital to our shareholders. We benefit from a solid financial position that we have maintained over the years which affords us the ability to execute our disciplined capital allocation strategy to maintain our leadership position in the industry.”

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial toll free (888) 694-4641 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call, ID number 11947623. A live Webcast will also be available at that time on the Company’s Web site, www.internationalspeedwaycorporation.com, under the “Investor Relations” section.

A replay will be available two hours after the end of the call through midnight Thursday, October 20, 2011. To access, dial toll free (800) 642-1687 and enter the code 11947623, or visit the “Investor Relations” section of the Company’s Web site.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its subsidiary, Stock-Car Montreal.

The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. For more information, visit the Company’s Web site at www.internationalspeedwaycorporation.com.

Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 9

to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 10

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended		Nine Months Ended
	August 31, 2010	August 31, 2011	August 31, 2010	August 31, 2011
	(Unaudited)
REVENUES:
Admissions, net	$42,518	$36,278	$116,750	$102,321
Motorsports related	102,997	98,819	293,311	292,203
Food, beverage and merchandise	11,789	12,347	36,156	34,995
Other	2,890	2,853	8,169	8,224

	160,194	150,297	454,386	437,743

EXPENSES:
Direct:
Prize and point fund monies and NASCAR sanction fees	39,607	37,520	107,683	104,739
Motorsports related	45,209	37,505	105,071	89,629
Food, beverage and merchandise	8,069	9,710	25,336	27,204
General and administrative	26,421	25,810	76,913	71,944
Depreciation and amortization	18,910	18,985	55,694	57,165
Impairment of long-lived assets	405	247	1,061	3,119

	138,621	129,777	371,758	353,800

Operating income	21,573	20,520	82,628	83,943
Interest income	31	39	131	107
Interest expense	(3,533)	(3,751)	(11,782)	(11,432)
Interest rate swap expense	(14,081)	—	(16,587)	—
Equity in net loss from equity investments	(85)	(1,843)	(1,634)	(2,816)

Income from continuing operations before income taxes	3,905	14,965	52,756	69,802
Income taxes	296	5,315	13,398	26,844

Income from continuing operations	3,609	9,650	39,358	42,958
Loss from discontinued operations	—	—	(47)	—

Net income	$3,609	$9,650	$39,311	$42,958

Basic and diluted earnings per share:
Income from continuing operations	$0.08	$0.20	$0.82	$0.90
Loss from discontinued operations	—	—	0.00	—

Net income	$0.08	$0.20	$0.82	$0.90

Dividends per share	$—	$—	$0.16	$0.18

Basic weighted average shares outstanding	48,164,600	47,520,734	48,194,160	47,781,307

Diluted weighted average shares outstanding	48,168,706	47,531,710	48,196,515	47,790,618

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 11

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	November 30, 2010	August 31, 2010	August 31, 2011
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$84,166	$89,225	$95,879
Receivables, less allowance	33,935	38,391	45,625
Inventories	2,733	3,668	3,606
Income taxes receivable	18,108	5,260	10,618
Deferred income taxes	4,288	10,168	3,997
Prepaid expenses and other current assets	6,776	14,105	18,004

Total Current Assets	150,006	160,817	177,729

Property and Equipment, net	1,376,751	1,378,412	1,375,796
Other Assets:
Long-term restricted cash and investments	1,002	1,001	—
Equity investments	43,689	33,768	78,744
Intangible assets, net	178,609	178,610	178,713
Goodwill	118,791	118,791	118,791
Other	9,901	9,092	10,281

	351,992	341,262	386,529

Total Assets	$1,878,749	$1,880,491	$1,940,054

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$3,216	$3,022	$2,060
Accounts payable	15,829	28,080	28,157
Deferred income	49,202	87,549	85,164
Income taxes payable	—	169	—
Current tax liabilities	4,492	—	4,346
Other current liabilities	19,000	43,867	18,243

Total Current Liabilities	91,739	162,687	137,970

Long-Term Debt	303,074	265,581	285,680
Deferred Income Taxes	279,641	263,159	299,915
Long-Term Tax Liabilities	2,131	5,516	1,143
Long-Term Deferred Income	11,915	11,132	10,081
Other Long-Term Liabilities	3,072	3,411	3,682
Commitments and Contingencies	—	—	—
Shareholders’ Equity:
Class A Common Stock, $.01 par value, 80,000,000 shares authorized	275	276	270
Class B Common Stock, $.01 par value, 40,000,000 shares authorized	203	204	201
Additional paid-in capital	481,154	483,533	460,749
Retained earnings	712,099	696,879	746,472
Accumulated other comprehensive loss	(6,554)	(11,887)	(6,109)

Total Shareholders’ Equity	1,187,177	1,169,005	1,201,583

Total Liabilities and Shareholders’ Equity	$1,878,749	$1,880,491	$1,940,054

ISC REPORTS FISCAL 2011 THIRD QUARTER RESULTS	PAGE 12

Consolidated Statements of Cash Flows

(In Thousands)

	Nine Months Ended
	August 31, 2010	August 31, 2011
	(Unaudited)
OPERATING ACTIVITIES
Net income	$39,311	$42,958
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55,694	57,165
Stock-based compensation	1,392	1,066
Amortization of financing costs	457	1,030
Deferred income taxes	3,519	20,063
Loss from equity investments	1,634	2,816
Impairment of long-lived assets, non cash	1,061	3,119
Other, net	33	428
Changes in operating assets and liabilities:
Receivables, net	3,543	(11,690)
Inventories, prepaid expenses and other assets	(13,495)	(12,992)
Accounts payable and other liabilities	(2,301)	7,926
Deferred income	21,907	34,128
Income taxes	(3,546)	6,582

Net cash provided by operating activities	109,209	152,599
INVESTING ACTIVITIES
Capital expenditures	(74,744)	(55,134)
Equity investments and advances to affiliate	(21,354)	(37,871)
Decrease in restricted cash	9,143	1,002
Proceeds from short-term investments	400	—
Purchases of short-term investments	(200)	—
Other, net	—	(48)

Net cash used in investing activities	(86,755)	(92,051)
FINANCING ACTIVITIES
Payment under credit facility	(75,000)	(82,000)
Payment of long-term debt	(3,640)	(1,609)
Proceeds of long-term debt	—	65,000
Deferred financing fees	—	(439)
Exercise of Class A common stock options	—	51
Cash dividend paid	(7,706)	(8,585)
Reacquisition of previously issued common stock	(5,455)	(21,253)

Net cash used in financing activities	(91,801)	(48,835)

Net (decrease) increase in cash and cash equivalents	(69,347)	11,713
Cash and cash equivalents at beginning of period	158,572	84,166

Cash and cash equivalents at end of period	$89,225	$95,879

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